Exhibit 10.43

“The mission of WorldWater & Solar Technologies is to be the leading provider of solar-powered motors,water pumping and elecricity for people throughout the world.”

November 6, 2008

Mr. Sean C. Rooney

1138 Kenneth Lane

Yardley, PA 19067

Dear Sean,

This letter is intended to amend and restate the letter, dated January 30, 2008, between you and WorldWater & Solar Technologies Corp. (“WWST”) regarding your employment with WWST. You will continue to serve as Vice President, EPC Operations, and your position will be located in Fort Worth, Texas.

The terms of your employment are as follows:

Salary:	Annualized base salary of $185,000 payable semi-monthly at a rate of $7,708.34. Performance will be reviewed annually.

Move:	You will be paid up to $65,000 to cover the expense of relocating to the Fort Worth, Texas area, as follows: (i) $20,000 upon the full execution of this letter for miscellaneous relocation costs; and (ii) the balance of up to $45,000 (to cover: packing, moving, and storage of household goods and vehicles, house hunting and relocation trips for you and spouse, temporary housing and meals for you and spouse, home closing costs, vehicle licensing, registration and taxes in TX, rent and utilities for rental house at 1138 Kenneth Lane, Yardley, PA, and other costs directly attributable to this relocation), promptly upon receipt of written third party invoices incurred in connection with your relocation. Both payments referenced in (i) and (ii) will be grossed up to cover taxes. Should you voluntarily choose to leave Worldwater before completing one year of employment following the date of this letter, you agree to reimburse WWST for the prorated amount of the relocation expenses you have received.

Benefits:	Major Medical and Dental at a small cost per pay period for individual and/or family coverage is available. In addition, WorldWater offers a life insurance package, short & long term disability (at no cost to the employee), eligibility to participate in the 401(K) Salary Savings Plan, and eleven (11) paid company holidays.

Corporate Headquarters — 200 Ludlow Drive  — Ewing, NJ 08638 USA Tel: 609.818.0700 — Fax: 609.818.0720 www.worldwater.com

—  Solar  Pumps  &  Motors   —  Solar  Electrical  Systems  —  Water  Management

“The mission of WorldWater & Solar Technologies is to be the leading provider of solar-powered motors, water pumping and electricity for people throughout the world.”

Bonus:	You will be eligible to participate in the company bonus plan up to 20% of your base salary after 1 year of employment. Bonus is paid at the discretion of Sr. Management and is based on mutual personal goals as well as company goals.

Vacation:	You will be eligible to accrue 3 weeks of vacation per year according to our company policy.

Car Allowance:	You will be entitled to a car allowance of $400 per month from the date of this letter until termination of your employment with WWST.

At Will:	Please note that your employment with WWST will be at will, meaning either you or the WWST may sever the employment relationship at any time and for any reason.

Severance:	If at any time during your employment with WWST you are affected by a reduction in force or termination without cause, you will receive eight months of salary as severance.

Confidentiality:	You hereby acknowledge your execution of the WWST Employee Non-Disclosure Agreement, and agree that it remains in full force and effect.

Nonsolicitation:	During your employment and for a period of 12 months following the termination of your employment (the “Non-Solicitation Period”), you agree that you will not (i) induce or attempt to induce any employee of WWST (or any subsidiary thereof) to leave the employ thereof, or in any way interfere with the relationship between WWST (or any subsidiary thereof) and any employee thereof, (ii) hire directly or through another entity any person who was an employee of WWST (or any subsidiary thereof) at any time during the six months preceding the commencement of the Non-Solicitation Period, or (iii) induce or attempt to induce any customer, supplier, distributor, licensee or other business relation of WWST (or any subsidiary thereof) as of the commencement of the Non-Solicitation Period to cease doing business with WWST (or any subsidiary thereof), or in any way interfere with the relationship between any such customer, supplier, distributor, licensee or business relation of WWST or any subsidiary thereof (including, without limitation, making any negative statements or communications concerning WWST or any subsidiary thereof).

Reports to:	Frank Smith, Chief Executive Officer

Corporate Headquarters — 200 Ludlow Drive  — Ewing, NJ 08638 USA Tel: 609.818.0700 — Fax: 609.818.0720 www.worldwater.com

—  Solar  Pumps  &  Motors   —  Solar  Electrical  Systems  —  Water  Management

“The mission of WorldWater & Solar Technologies is to be the leading provider of solar-powered motors,water pumping and electricity for people throughout the world.”

This letter contains the entire agreement between you and WWST with respect to your employment with WWST, and supersedes all negotiations, representations, warranties, commitments, offers, contracts and writings prior to the execution date of this letter, written or oral, including, without limitation, the letter dated January 30, 2008 between you and WWST.

Please indicate acceptance of the terms of this letter by signing in the space provided below and returning a fully executed copy to the undersigned.

CC: Anne Wenski, HR Manager	Sincerely Yours,

/s/ Frank W. Smith
Frank W. Smith Chief Executive Officer

	07-Nov-08	18-Feb-08
Signature	Date	Start Date

Corporate Headquarters — 200 Ludlow Drive  — Ewing, NJ 08638 USA Tel: 609.818.0700 — Fax: 609.818.0720 www.worldwater.com

—  Solar  Pumps  &  Motors   —  Solar  Electrical  Systems  —  Water  Management